EXHIBIT 10.1

                         MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding is entered into and is effective this 2nd day of February 2007 by and between M-Star Global Communications, LLC with its principal place of business at 1220 E. Prospect Ave., Suite 281, Melbourne, FL 32901 hereinafter referred to as "M-Star Global" and E'Prime Aerospace Corporation with its principal place of business at 2500 Washington Ave., Unit 34, Titusville, FL 32782 hereinafter referred to as EPAC.

WHEREAS, E'Prime Aerospace Corporation (EPAC) is a supplier of Eagle S-Series launch vehicles; launch facilities, payload adaptor fittings protective fairings, integration and preparation of any required range documentation; payload processing; satellite processing facilities, assembly, test, countdown and launch; and payload integration, master scheduling, mission configuration management and launch operations.

WHEREAS, M-Star Global is owner, operator and turnkey service provider of Satellite Telecommunications Systems, Services and Routes for domestic, emerging nations and foreign governments' broadband communications services.

WHEREAS, The Parties wish to work together on the Ka-Band Satellite project and other various projects as be from time to time identified for turnkey telecommunications opportunities that involve their dual areas of expertise as set forth in this Memorandum of Understanding to place up to four Ka-Band Satellites in GEO located 120 degrees apart and have one in storage as a spare.

NOW THEREFORE, recognizing the business opportunities open to them and the desire to address these opportunities by pooling their resources and expertise in an attempt to supply potential customers a unique and complementary business offering providing communications services and systems, the Parties agree to the following:

TERM

The term of this MOU ("Term") shall commence on the date set forth above and shall continue in effect for consecutive one year periods, automatically renewing, until termination as set forth herein or until superseded by a more formal contract.

TERMINATION

This MOU may be terminated for convenience by either Party upon thirty (30) days prior written notice to the other Party. Any termination of this MOU shall not affect any right or obligation of either Party which are under subcontract or other agreement executed pursuant to this MOU.

The rights and obligations of the parties, and all interpretations and performance of this MOU, shall be governed in all respects by the laws of the State of Florida. All actions brought by a party to enforce rights under the terms of this MOU shall be brought forth in the State of Florida.




IN WITNESS WHEREOF, the Parties hereto have caused this MOU to be duly executed by their duly authorized representatives.



M-Star Global Communications, LLC.				E'Prime Aerospace Corporation

By: /s/ Paul Rosbury				     By: /s/ James D. Oldham, III
----------------------------------             ----------------------------
Title: CEO                                     Title:	President
Date:	 2/8/07                                  Date:	2/8/07